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                                               |         OMB APPROVAL          |
                                               |         ------------          |
                                               | OMB Number:         3235-0145 |
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                                               | Hours per response.........11 |
                                               ---------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendments No.1)*



                              ARTIFICIAL LIFE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    04314Q105
                      ------------------------------------
                                 (CUSIP Number)


                                  June 21, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)

          |X| Rule 13d-1(c)

          |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.

SEC 1745 (3-98)                Page 1 of 6 pages


CUSIP No.  04314Q105

    1.  Name of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Tong Nguen Khoong

------------------------------------------------------------------------------------------------------------

    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)
             -----------------------------------------------------------------------------------------------

        (b)
             -----------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

    3.  SEC Use Only
                    ----------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization     Malaysian
                                              --------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power        2,716,666
Shares                                  --------------------------------------------------------------------
Beneficially     -------------------------------------------------------------------------------------------
Owned by Each    -------------------------------------------------------------------------------------------
Reporting        6.  Shared Voting Power
Person With:                              ------------------------------------------------------------------
                 -------------------------------------------------------------------------------------------
                 -------------------------------------------------------------------------------------------
                 7.  Sole Dispositive Power        2,716,666
                                             ---------------------------------------------------------------
                 -------------------------------------------------------------------------------------------
                 -------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power
                                               -------------------------------------------------------------
                 -------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person     2,716,666
                                                                      --------------------------------------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                             ---------------

    11. Percent of Class Represented by Amount in Row (9)     10.7%
                                                           -------------------------------------------------
------------------------------------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions)
------------------------------------------------------------------------------------------------------------
   HC, IN
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------


SEC 1745 (3-98)                Page 2 of 6 pages

Item 1.

      (a)  Name of Issuer

           Artificial Life, Inc.


      (b)  Address of Issuer's Principal Executive Offices

           4601 China Online Centre
           333 Lockhart Road
           Wanchai
           Hong Kong


Item 2.

      (a)  Name of Person Filing

           Tong Nguen Khoong

      (b)  Address of Principal Business office or, if None, Residence

           Penthouse Block B-13A-P1
           Plaza Mont'Kiara
           Kuala Lumpur, Malaysia 50480

      (c)  Citizenship

           Malaysian

      (d)  Title of Class Securities

           Common Stock, Par Value $0.01 Per Share

      (e)  CUSIP Number

           04314Q105



Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

           (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) |_| Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

           (e) |_| An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).

           (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(ii)(F).

           (g) |_| A parent holding company or control person in accordance with Section. 240.13d-1(b)(1)(ii)(G).

           (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

           (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j)  |_|  Group in accordance with Section 240.13d-1(b)(ii)(J).


Item 4.    Ownership

           Common Stock:

           (a) Amount Beneficially Owned: 2,716,666

           (b) Percent of Class: 10.7%

           (c) Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote: 2,716,666

                 (ii) Shared power to vote or to direct the vote:_____

                 (iii) Sole power to dispose or to direct the disposition of: 2,716,666

                 (iv) Shared power to dispose of or to direct the disposition of:_____

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|.


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
                                    n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                                    n/a

Item 8.    Identification and Classification of Members of the Group.
                                    n/a

Item 9.    Notice of Dissolution of Group.
                                    n/a

Item 10.   Certification:

           (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
Date:  29th September, 2005


                                     /s/ Tong Nguen Khoong
                                    --------------------------------------------
                                    Tong Nguen Khoong